CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 19, 2016 with respect to the audited consolidated financial statements of CD International Enterprises, Inc. and subsidiaries for the years ended September 30, 2015 and 2014.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 29, 2016